Exhibit 5.4

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	$550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Georgia to OSI Restaurant Partners, LLC, a Delaware corporation, and OSI Co-Issuer, Inc., a Delaware corporation (collectively the “Co-Issuers”), and the Georgia Guarantors (defined herein) in connection with (i) the proposed issuance by the Co-Issuers in the exchange offer (the “Exchange Offer”) of $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”), which have not been, and will not be, so registered, and (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Georgia Guarantors.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of June 14, 2007, between the Co-Issuers, the Guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as so modified and supplemented by that certain First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture and Seventh Supplemental Indenture (as so supplemented and modified, “Indenture”). For purposes of this Opinion, each of Outback Steakhouse of North Georgia–I, L.P., Outback Steakhouse of North Georgia–II, L.P., Outback Steakhouse of South Georgia–I, L.P., Outback Steakhouse of South Georgia–II, L.P., Carrabba’s/Georgia-I, Limited Partnership and Outback Steakhouse International, L.P. is referred to herein as a “Georgia Guarantor” and collectively as the “Georgia Guarantors.”

The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. The Exchange Notes and the Exchange Guaranties will be registered under the Securities Act pursuant to the registration statement on Form S-4 filed by the Co-Issuers and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”). This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

In our capacity as special Georgia counsel to the Co-Issuers, we delivered to Banc of America Securities, LLC, Deutsche Bank Securities, Inc. and others, as initial purchasers, an Opinion of counsel

OSI Restaurant Partners, LLC

OSI Co-Issuer, Inc.

May 9, 2008

dated June 14, 2007 (the “Original Opinion”), respecting the execution and delivery by the Georgia Guarantors of the Indenture and that certain Purchase Agreement, Joinder Agreement, and Registration Rights Agreement governing, in part, the issuance of the Exchange Notes and the Exchange Guarantees.

Based on our examination and review as of the date of the Original Opinion of the Indenture and certain organizational documents, certificates, and agreements respecting the Georgia Guarantors, and based on the assumptions and qualifications set forth below, we are of the opinion that the Exchange Guarantees of the Georgia Guarantors have been duly authorized by all limited partnership action of the Georgia Guarantors.

The opinions set forth in this letter are subject to the following assumptions, qualifications and limitations:

1. This opinion letter is rendered as of the effective date set forth above, and we express no opinion regarding, nor do we undertake to advise you of, any change in laws, circumstances or events which may occur after that date.

2. This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

3. While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than the laws of the State of Georgia, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions; accordingly, the foregoing opinions apply only with respect to said laws examined by us and we express no opinion with respect to the laws of any other jurisdiction. We express no opinion as to the securities laws of the State of Georgia. The provisions of this opinion letter, however, do not limit or expand or otherwise affect any separate opinion letters delivered by other offices of our law Firm to the addressees in connection with the issuance of the Exchange Guaranties by the Georgia Guarantors.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP